UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  August 31, 2007

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302
(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events.

On August 31, 2007, holders of outstanding warrants exercisable for an aggregate of 1,650,000 shares of the Common Stock of Aspyra, Inc. (the “Company”) exercised all of such warrants, resulting in the issuance of 1,650,000 shares of the Company’s Common Stock. Net proceeds to the Company from the exercise of these warrants, after the payment of certain third party expenses, were approximately $1,700,000. The warrants were exercised in connection with the offer by the Company to all such warrant holders of a one-time temporary reduction in the exercise price of the warrants from $3.00 per share to $1.10 per share of Common Stock.

The warrants were originally issued in November 2005 and May 2006 in connection with two private placements of the Company’s securities, pursuant to the terms of a Common Stock and Warrant Purchase Agreement dated as of August 18, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2005, and a Common Stock and Warrant Purchase Agreement dated as of May 4, 2006, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2006. All remaining warrants originally issued in these private placements were exercised as of August 31, 2007, and none remain outstanding.

The 1,650,000 shares of the Company’s Common Stock issued upon exercise of the warrants were registered by the Company pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, which was declared effective by the Securities and Exchange Commission on September 22, 2006. The warrant holders are identified as the Selling Shareholders in the registration statement, together with the number of shares of Common Stock issuable upon the exercise of each warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 7, 2007	Aspyra, Inc.

/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer